EXHIBIT 10.04
No. <<Option Number>>
FLEXTRONICS INTERNATIONAL LTD.
2001 EQUITY INCENTIVE PLAN
FORM OF SHARE BONUS AWARD AGREEMENT
This Share Bonus Award Agreement (the “Agreement”) is made and entered into as of _______________ (the “Effective Date”) by and between Flextronics International Ltd., a Singapore corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2001 Equity Incentive Plan (the “Plan”). The Participant understands and agrees that this Share Bonus Award is granted subject to and in accordance with the express terms and conditions of the Plan. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement, including any country-specific Exhibit thereto. The Participant acknowledges receipt of a copy of Plan and the official prospectus for the Plan. A copy of the Plan and the official prospectus for the Plan are available on the Flextronics website at http://home.sjc.flextronics.com/options/reference.asp and at the offices of the Company and the Participant hereby agrees that the Plan and the official prospectus for the Plan are deemed delivered to the Participant.
The Participant acknowledges and consents that, in connection with this grant, Flextronics may use personal data which the Participant has provided to Flextronics. This personal data may include the Participant’s name, address or other personal identifying information, as delivered under applicable laws relating to the protection of individuals with regard to the processing of personal data and on the free movement of such data (the “privacy laws”). The Participant further consents to the transfer of such personal data within the Flextronics group of companies for the purposes of the Flextronics stock plan administration program and other purposes relevant to employee benefits and human resources administration. The Participant further consents that Flextronics may, for the same purposes, transfer such personal information to third parties who may be selected to administer such programs on Flextronics’s behalf, and which may be located in the USA or other countries.

PRIMARY INFORMATION

Participant:	<<First Name>> <<Last Name>>

Target Shares:	<< Number of Target Shares>>

Maximum Shares:	<< Number of Maximum Shares>>

Total Fair Market Value:	$ <<Target Market Value>> / $ <<Maximum Market Value>>

Date of Grant:	<<Grant Date>>

Performance Criteria:	Vesting is based on the relative Total Shareholder Return (TSR) versus the S&P 500 Index.

Payout Table:	Payouts can range from 0 — 150% of the Target Shares based on the achievement levels set forth in the chart below:

Flextronics TSR as a percentage of the S&P		Awards Earned as a
500 Index Average TSR		% of the Target
Maximum	Above 150% of S&P	150%
	Above 125% of S&P	125%
Target Shares	Above 100% of S&P	100%
	Above 75% of S&P	75%
Threshold	Above 50% of S&P	50%
	Below 50% of S&P	0%

Performance Period:	Vesting is contingent on achieving the Performance Criteria, respectively, at the 3rd and 4th year anniversaries of the Grant Date, as set forth more specifically in the definition of “Measurement Period”, below. 50% of the Maximum Shares are available for vesting based on achievement of the Performance Criteria on the 3rd anniversary, and 50% of the Maximum Shares are available for vesting based on achievement of the Performance Criteria on the 4th anniversary.

DEFINITIONS AND ADDITIONAL INFORMATION

S&P 500 Index:	The S&P 500 is a capitalization-weighted index operated by Standard and Poor’s and used as a “Leading Indicator” of United States economy. The Index trades with the ticker symbol of $SPX or ^GSPC.

Total Shareholder Return:	Total Shareholder Return (TSR) is used to represent the cumulative return of an investment and includes both the change in the stock price as well as Dividend Value from a specified start and ending period. The formula for the calculation is as follows:

TSR = (Price End - Price Begin + Dividend Value) / Price Begin

Payout Calculation:	The Payout Calculation is determined by comparing the Flextronics Total Shareholder Return as a percentage of the S&P 500 Index. The formula is as follows:

Payout % = ((FLEX TSR% - S&P TSR%) / S&P TSR%) + 100%

Payout Interpolation:	If the minimum payout is not reached, then the shares will be forfeited. If performance payouts are reached, shares will be rewarded on an interpolated basis between 50% and 150% of the target shares per the Payout Table above. Fractional percentage points will be rounded to nearest % point and fractional shares awarded will be rounded down the nearest whole share.

20-Day Trading Average for Measuring Performance:	To avoid the effects of short-term price fluctuations, a 20-Day Trading Average will be used for measuring the Performance Criteria, and will be calculated using a basic average of Flextronics’s and the S&P 500’s Closing Prices on the previous 20 trading days prior to the Date of Grant and Measurement Periods for the 3rd and 4th anniversaries of the Date of Grant.

20-Day Trading Average = (Sum of Prior 20 day Closing Prices) / 20

Measurement Period:	The Measurement Period used to calculate the TSR will start on June 15, 2010 (the Date of Grant) and end June 14, 2013 and June 13, 2014.

Vesting / Release Date:	If the Performance Criteria is met, shares will vest or be released on the next business day following the 3rd and 4th anniversaries of June 15th. Therefore, the respective Release Dates will be June 17, 2013 and June 16, 2014. Applicable tax withholding and reporting will be contingent on the Closing Price of Flextronics Stock on the Release Date.

Closing Price Methodology:	Only the Daily Closing Price will be used to determine Total Shareholder Return values as by reported by the Wall Street Journal or any other reputable financial services information provider.

Dividend Value and Stock Splits:	Dividends will be assumed reinvested at the Closing Price on the Payout Date and all calculations will be adjusted for Stock Splits.

EXAMPLES
Assumptions:
The examples below assume that 90,000 Target Shares / 135,000 Maximum Shares are awarded and that Flextronics’s and the S&P Index 20-Day Trading Averages are $7.00 and $1,000 respectively on June 15, 2010.
Maximum Target:

	Price Begin	Dividend Value	Price End	TSR Calculation
S&P 500	$1,000	$100.00	$1,100	(1,100 - 1,000 + 100) / 1,000 = 20%
Flextronics	$7.00	$0.00	$10.50	(10.50 - 7.00 + 0) / 7.00 = 50%

Payout Calculation:	((50% - 20%) / 20%) + 100% = 250%

Target Awarded:	250% is above the 150% Maximum Target so Maximum Payout of 150% or 135,000 shares is achieved
Interpolated Target:

	Price Begin	Dividend Value	Price End	TSR Calculation
S&P 500	$1,000	$0.00	$700	(700 - 1,000 + 0) / 1,000 = (30)%
Flextronics	$7.00	$0.00	$5.25	(5.25 - 7.00 + 0) / 7.00 = (25)%

Payout Calculation:	((-25% + 30%) / -30%) +100% = 117%

Target Awarded:	117% is above the Minimum and below the Maximum Targets so an interpolated Payout of 117% of the Target Shares or 105,300 shares is achieved.
Forfeited:

	Price Begin	Dividend Value	Price End	TSR Calculation
S&P 500	$1,000	$0.00	$1,200	(1,200 - 1,000 + 0) / 1,000 = 20%
Flextronics	$7.00	$0.00	$7.65	(7.65 - 7 + 0) / 7.00 = 9.3%

Payout Calculation:	((9.3% - 20%) / 20%) +100% = 47%

Target Awarded:	47% is below the 50% Minimum Target so no Payout is achieved

GENERAL TERMS AND CONDITIONS OF AWARD ISSUANCE
1. Grant.
1.1 Grant of Share Bonus Award. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant the contingent right (the “Share Bonus Award”) to receive up to the maximum number of ordinary shares in the capital of the Company (“Ordinary Shares”) set forth above as “Share Bonus Award” (the “Shares”).
(a) Vesting Criteria. The Share Bonus Award shall vest, and the Shares shall be issued to the Participant, according to the Vesting Criteria set forth above. If application of the vesting criteria causes vesting of a fractional Share, such Share shall be rounded down to the nearest whole Share. Shares that are vested pursuant to the Vesting Criteria are “Vested Shares.”
(b) Change of Control. In the event of (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative shareholdings and the Share Bonus Award is assumed, converted or replaced by the successor corporation), (iii) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Corporate Transaction”), the vesting of the Share Bonus Award shall automatically accelerate so that the Share Bonus Award shall, immediately prior to the specified effective date for the Corporate Transaction, become fully vested with respect to the total number of Shares at the time subject to such Share Bonus Award. However, the vesting of the Share Bonus Award shall not so accelerate if and to the extent such Share Bonus Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Share Bonus Award of shares of the capital stock of the successor corporation or parent thereof. The determination of Share Bonus Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.
(c) Termination. The Share Bonus Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the Participant’s Termination Date (as defined in the Plan) or the date when all the Shares that are subject to the Share Bonus Award have been allotted and issued, or cancelled in the case of Shares that fail to vest.
(d) Allotment and Issuance of Vested Shares. The Company shall allot and issue the Vested Shares as soon as practicable after such Shares have vested pursuant to the Vesting Criteria. The Company shall have no obligation to allot and issue, and the Participant will have no right or title to, any Shares, and no Shares will be allotted and issued to the Participant, until satisfaction of the Vesting Criteria.
(e) No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate the Participant’s employment or other relationship at any time, with or without cause.

(f) Nontransferability of Share Bonus Award. None of the Participant’s rights under this Agreement or under the Share Bonus Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may transfer or assign the Share Bonus Award to Family Members (as defined in the Plan) through a gift or a domestic relations order (and not in a transfer for value), or as otherwise allowed by the Plan. The terms of this Share Bonus Award Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.
(g) Privileges of Share Ownership. The Participant shall not have any of the rights of a shareholder until the Vested Shares are allotted and issued.
(h) Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the Bonus shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.
1.2 Title to Shares. Title will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies Stock Administration of an alternative designation in compliance with the terms of this Agreement.
2. Delivery.
2.1 Deliveries by Participant. The Participant hereby delivers to the Company this Agreement.
2.2 Deliveries by the Company. Upon its receipt of the Agreement to be executed and delivered by Participant to the Company under Section 2.1, the Company will issue a duly executed share certificate evidencing the Vested Shares in the name specified in Section 1.2 above and at such time as specified in Section 1.1(c) above.
3. Compliance with Laws and Regulations. The issuance and transfer of the Shares shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any share exchange or automated quotation system on which the Company’s Ordinary Shares may be listed at the time of such issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission, any state, local or foreign securities commission or any share exchange to effect such compliance.
4. Rights as Shareholder. Subject to the terms and conditions of this Agreement, the Participant will have all of the rights of a shareholder of the Company with respect to the Vested Shares which have been allotted and issued to the Participant until such time as the Participant disposes of such Vested Shares.
5. Stop-Transfer Orders.
5.1 Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2 Refusal to Transfer. The Company will not be required (i) to register in its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any Participant or other transferee to whom such Shares have been so transferred.
6. Taxes and Disposition of Shares.
6.1 Tax Obligations.
(a) Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Bonus Award, including but not limited to, the grant, vesting or issuance of Vested Shares underlying the Share Bonus Award, the subsequent sale of Vested Shares acquired upon vesting and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Share Bonus Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the Tax-Related Items by one or a combination of the following (1) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer, or any Parent or Subsidiary of the Company; or (2) withholding from the proceeds of the sale of Shares acquired upon vesting of the Share Bonus Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued at vesting of the Share Bonus Award.
(c) To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Share Bonus Award, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.
(d) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this section. The Company may refuse to issue or deliver the Shares or the proceeds from the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

6.2 Disposition of Shares. Participant hereby agrees that the Participant shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until the Participant shall have complied with all requirements of this Agreement applicable to the disposition of the Shares.
7. Nature of Grant. In accepting the Share Bonus Award, the Participant acknowledges and agrees that:
(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;
(b)
the grant of the Share Bonus Award is voluntary and occasional and does not create any contractual or other right to receive future Share Bonus Awards, or benefits in lieu of Share Bonus Awards, even if Share Bonus Awards have been granted repeatedly in the past;

(d)	all decisions with respect to future Share Bonus Awards, if any, will be at the sole discretion of the Company;
(e)	the Participant’s participation in the Plan is voluntary;
(f)	the Share Bonus Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(g)
the Share Bonus Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer, the Company or any Parent, Subsidiary or affiliate of the Company;

(h)	the future value of the Shares underlying the Share Bonus Award is unknown and cannot be predicted with certainty;
(i)
no claim or entitlement to compensation or damages shall arise from termination of the Share Bonus Award or the diminution of value of the Vested Shares acquired upon vesting of the Share Bonus Award resulting from a termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the Share Bonus Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(j)	the Share Bonus Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of the Shares acquired upon vesting of the Share Bonus Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy.
(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Share Bonus Award materials by and among, as applicable, the Employer, the Company and its Parent, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(b) The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Share Bonus Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(c) The Participant understands that Data will be transferred to the Company stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
10. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and in the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
11. Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Share Bonus Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

12. Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Vice President of Finance of the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.
13. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.
14. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
16. Exhibit A. Notwithstanding any provision in this Agreement to the contrary, the Share Bonus Award shall be subject to any special terms and provisions as set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.
17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Share Bonus Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

FLEXTRONICS INTERNATIONAL LTD.		PARTICIPANT

By:		By:

	Name:		Name:

	Title:		Address:

FLEXTRONICS INTERNATIONAL LTD. 2001 EQUITY INCENTIVE PLAN
FLEXTRONICS INTERNATIONAL LTD. 2002 INTERIM INCENTIVE PLAN
AND THE SOLECTRON CORPORATION 2002 STOCK OPTION PLAN
EXHIBIT A TO THE
SHARE OPTION AGREEMENT
FOR NON-US PARTICIPANTS
Terms and Conditions
This Exhibit includes additional terms and conditions that govern the Option granted to the Participant participating in the Offer to Exchange eligible options for a grant of new options under the Flextronics International Ltd. 2001 Equity Incentive Plan, the Flextronics International Ltd. 2002 Interim Incentive Plan and/or the Solectron Corporation 2002 Stock Option Plan (the "Plans”) if the Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Exhibit have the meanings set forth in the Plans and/or the Participant’s relevant Share Option Agreement for Non-U.S. Participants each, (the “Agreement”).
Notifications
This Exhibit also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Offer to Exchange and the grant of new options pursuant to the terms and conditions of the Plans. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2009. Such laws are often complex and change frequently. As a result, Flextronics International Ltd. (the “Company”) strongly recommends that the Participant not rely on the information in this Exhibit as the only source of information relating to the consequences of the Participant’s participation in the Plans because the information may be out of date at the time that the Option vests, the Participant exercises his or her Option, or the Participant sells Shares acquired upon exercise of the Option under the Plans.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.
AUSTRIA
Notifications
Exchange Control Information. If the Participant holds Shares acquired under the Plans outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not exceed 30,000,000 or as of December 31 does not exceed 5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When the Participant sells Shares issued upon exercise of the Option under the Plans, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad exceeds 3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plans, the Participant may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:
(i) If the Participant accepts the Option outside of the business premises of the Company, the Participant may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after the Participant accepts the Agreement.
(ii) The revocation must be in written form to be valid. It is sufficient if the Participant returns the Agreement to the Company or the Company’s representative with language that can be understood as the Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.
BRAZIL
Notifications
Compliance with Law. By accepting the Option, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of Shares issued upon exercise of the Option under the Plans.
Exchange Control Information. If the Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL197,257 as of June 2009). Assets and rights that must be reported include Shares issued upon exercise of the Option under the Plans.
CANADA
Terms and Conditions
French Language Provision. The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Termination of Employment. This provision supplements the Termination of Employment sections of the Agreement.
In the event of involuntary termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive and vest in the Option under the Plans, if any, will terminate effective as of the date that is the earlier of: (1) the date the Participant receives notice of termination of employment from the Company or the Participant’s Employer, or (2) the date the Participant is no longer actively employed by the Company or his or her Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee or Administrator, as applicable, shall have the exclusive discretion to determine when the Participant no longer actively employed for purposes of the Option grant.
Data Privacy. This provision supplements the Data Privacy section of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plans. The Participant further authorizes the Company, any Parent, Subsidiary or affiliate and the Administrator of the Plans to disclose and discuss the Plans with their advisors. The Participant further authorizes the Company and any Parent, Subsidiary or affiliate to record such information and to keep such information in the Participant’s employee file.
Notifications
Grant of Option. Notwithstanding anything contrary in the Notice, the Agreement or the Plans, the Option grant does not constitute compensation nor is in any way related to the Participant’s past services and/or employment to the Company, the Employer, and/or a Parent, Subsidiary or affiliate of the Company.
CHINA
Terms and Conditions
Manner of Exercise. This provision supplements the Manner of Exercise section of the Agreement:
Notwithstanding anything to the contrary in the Notice, the Agreement or the Plans, due to exchange control laws in China, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method pursuant to which all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law. This restriction will not apply to non-PRC citizens.
Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the cashless exercise of the Option to China. The Participant further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, Parent, Subsidiary, affiliate or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Shares may be transferred to such special account prior to being delivered to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens.
FINLAND
There are no country specific provisions.
FRANCE
Term and Conditions
Language Consent. By accepting the Option, the Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Exhibit) which were provided in English language. The Participant accepts the terms of those documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of 12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to effect a cross-border payment in excess of 12,500 in connection with the sale of Shares acquired under the Plans, the bank will make the report for the Participant. In addition, the Participant must report any receivables or payables or debts in foreign currency exceeding an amount of 5,000,000 on a monthly basis. Finally, the Participant must report Shares on an annual basis that exceeds 10% of the total voting capital of the Company.

HONG KONG
Terms and Conditions
Warning: The Option and Shares acquired through participation in the Offer to Exchange upon the exercise of the new Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its Parent, Subsidiary or affiliates. The Offer to Exchange, the Agreement, including this Exhibit, the Plans and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Employer, the Company or any Parent, Subsidiary or affiliate and may not be distributed to any other person. The Participant is advised to exercise caution in related to the Offer to Exchange. If the Participant is in any doubt about any of the contents of the Agreement, including this Exhibit, or the Plans, the Participant should obtain independent professional advice.
Sale Restriction. Notwithstanding anything contrary in the Notice, the Agreement or the Plans, in the event the Participant’s Option vests and the Participant or his or her heirs and representatives exercise the Option such that Shares are issued to the Participant or his or her heirs and representatives within six months of the Date of Grant, the Participant agrees that the Participant or his or her heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.
Notifications
Nature of Scheme. The Company specifically intends that the Plans will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country specific provisions.
IRELAND
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Subsidiary or affiliate are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary or affiliate in writing of their interest in the Company and the number and class of Shares or rights to which the interest relates within five days of the acquisition or disposal of Shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Shares acquired by the director’s spouse or children (under the age of 18).
ISRAEL
Terms and Conditions
Manner of Exercise. This provision supplements the Manner of Exercise section of the Agreement:
Notwithstanding anything to the contrary in the Notice, the Agreement or the Plans, due to tax laws in Israel, the Participant will be required to exercise his or her Option using the cashless sell-all exercise method whereby all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the aggregate Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable laws and regulations. The Participant will not be permitted to acquire and hold Shares upon exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.
MALAYSIA
Notifications
Malaysian Insider Trading Notification. The Participant should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plans. Under the Malaysian insider-trading rules, the Participant is prohibited from purchasing or selling Shares (e.g., an Option, Shares) when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation. If the Participant is a director of the Company’s Malaysian Subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when the Participant receives or disposes of an interest (e.g., Option, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
No Entitlement for Claims or Compensation. The following section supplements the Nature of Grant section of the Agreement:

Modification. By accepting the Option, the Participant understands and agrees that any modification of the Plans or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Option grant the Company is making under the Plans is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Marina Boulevard, #28-00, Singapore 018989, is solely responsible for the administration of the Plans, and participation in the Plans and the grant of the Option do not, in any way, establish an employment relationship between the Participant and the Company since he or she is participating in the Plans on a wholly commercial basis and the sole employer is Availmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes Servicios S.A. de C.V. , nor does it establish any rights between the Participant and the Employer.
Plans Document Acknowledgment. By accepting the Option, the Participant acknowledges that he or she has received copies of the Plans, has reviewed the Plans and the Agreement in their entirety, and fully understands and accepts all provisions of the Plans and the Agreement.
In addition, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of Grant section of the Agreement, in which the following is clearly described and established: (i) participation in the Plans does not constitute an acquired right; (ii) the Plans and participation in the Plans is offered by the Company on a wholly discretionary basis; (iii) participation in the Plans is voluntary; and (iv) the Company and any Parent, Subsidiary or affiliates are not responsible for any decrease in the value of the Shares acquired upon exercise of the Option.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plans and therefore grants a full and broad release to the Employer, the Company and any Parent, Subsidiary or affiliates with respect to any claim that may arise under the Plans.
Spanish Translation
Condiciones y Duración
Sin Derecho a Reclamo o Compensación. La siguiente sección complementa la sección Naturaleza del Otorgamiento de este Acuerdo:
Modificación. Al aceptar la Opción, el Participante entiende y acuerda que cualquier modificación del Plan o del Acuerdo o su extinción, no constituirá un cambio o disminución de los términos y condiciones de empleo.
Declaración de Política. El otorgamiento de Opción por parte de la Compañía es efectuada bajo el Plan en forma unilateral y discrecional y por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar la Opción en cualquier momento sin responsabilidad alguna hacia la Compañía.
La Compañía, con oficinas registradas en One Marina Boulevard, #28-00, Singapore 018989 es la única responsable de la administración de los Planes y de la participación en los mismos y el otorgamamiento de la Opción no establece de forma alguna una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador esAvailmed Servicios S.A. de C.V., Grupo Flextronics S.A. de C.V., Flextronics Servicios Guadalajara S.A. de C.V., Flextronics Servicios Mexico S. de R.L. de C.V. and Flextronics Aguascalientes, así como tampoco establece ningún derecho entre el Participante y el Empleador.
Reconocimiento del Documento del Plan.Al aceptar la Opción, el Participante reconoce que ha recibido copias de los Planes, ha revisado los mismos, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en los Planes y en el Acuerdo.
Además, el Partcipante reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección Naturaleza del Orotgamiento en el cual se encuentra claramente descripto y establecido lo siguiente: (i) la participación en los Planes no constituye un derecho adquirido; (ii) los Planes y la participación en los mismos es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en los Planes es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones adquiridas a través de la Opción.
Finalmente, el Partcipante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud de los Planes.
NETHERLANDS
Notifications
Securities Law Information. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired at exercise of the Option. In particular, the Participant may be prohibited from effectuating certain transactions if the Participant has inside information about the Company.
By accepting the grant of the Option and participating in the Plans, the Participant acknowledges having read and understood this Securities Law Information and further acknowledges that it is the Participant’s responsibility to comply with the following Dutch insider trading rules.

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, a Participant working at a Subsidiary or affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.
If the Participant is uncertain whether the insider-trading rules apply to him or her, he or she should consult his or her personal legal advisor.
SINGAPORE
Notifications
Securities Law Information. The Offer to Exchange document has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Offer to Exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of options may not be circulated or distributed, nor may the options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.
Director Notification Obligation. If the Participant is a director, associate director or shadow director of a Singapore Subsidiary of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Subsidiary in writing when the Participant receives an interest (e.g., Option, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Participant must notify the Singapore Subsidiary when the Participant sells Shares of the Company or any related company (including when the Participant sell Shares acquired under the Plans). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Participant’s interests in the Company or any related company within two days of becoming a director.
SWEDEN
There are no country specific provisions.
TAIWAN
Notifications
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 (approximately TWD$16,144,767 as of June 2009) per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
Terms and Conditions
Tax Obligations. The following provisions supplement the Tax Obligations section of the Agreement:
The Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from the Participant the full amount of Tax-Related Items that the Participant owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the Taxable Event. The Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a check from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the means referred to in the Tax Obligations section of the Agreement, although the Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plans and the exercise of the Option, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items (the “Employer NICs”). To accomplish the foregoing, the Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any of the means set forth in the Tax Obligations section of the Agreement.
If the Participant does not enter into a Joint Election prior to exercising the Option or if approval of the Joint Election has been withdrawn by HMRC, the Option shall become null and void without any liability to the Company and/or the Employer and may not be exercised by the Participant.